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EXHIBIT 10.16

                                  May 14, 1998

Mr. Vahe Sarkissian
22000 Rolling Hills Rd.
Saratoga, CA 95070

     Subject: FEI Employment Terms

Dear Mr. Sarkissian:

On behalf of the search committee of the FEI Board of Directors this letter will confirm our offer of employment to you as Chief Executive Officer for FEI Company. The terms and conditions of employment are as follows:

REPORTING RELATIONSHIP:       You will report to the FEI Board of Directors

RESPONSIBILITIES:             You will lead and direct the Senior Management
                              Team (SMT) with primary accountability for delivering value to the FEI stockholders through the strategic planning, direction and delivery of performance that will enhance shareholder value of FEI Company. You will be a member of the Board of Directors.

COMPENSATION:                 Your compensation will be subject to approval by
                              the Compensation Committee of the Board and will be based upon the following four components:

                              1) A base salary at the annual rate of $310,000, to be paid semi-monthly and reviewed annually during the last week of December.

                              2) An annual bonus with a guarantee of $200,000 for the initial twelve (12) month period of employment and thereafter paid on the basis of two-thirds the annual salary based on achievement of objectives.


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Mr. Vahe Sarkissian
May 14, 1998
Page Two

                              3) A grant of 50,000 shares of FEI common stock with vesting of 25,000 shares immediately and 25,000 shares upon completing thirteen (13) months of employment. A loan to cover the state and federal taxes payable in connection with the stock grant. The loan will be forgiven at 20 per cent per year for five years. The balance of the loan plus interest is due FEI should you terminate your employment prior to five years.

                              4) Options of 200,000 shares of FEI common stock to vest 20 per cent per year over five (5) years from the date of issue. The option price will be based on the market value of the stock at the date of the grant or the date of employment whichever is later. The exercise period is ten (10) years. [Terms changed by mutual agreement to 49,380 ISO's and 150,620 restricted stock purchase.]

                              5) As the CEO of FEI you will participate in stock option grants made on an annual basis by the FEI Board Compensation Committee and in such amounts as are commensurate with your responsibilities. The Committee currently considers annual grants in the range of 40,000 to 50,000 shares to meet these criteria in light of the capital structure of the Company, the competitive environment and the general outlines of the Company's existing stock incentive plans. Future grants of options are within the discretion of the Compensation Committee and subject to the availability at the time of grant of options under a shareholder-approved plan. A portion of the option grants or their vesting may be made contingent upon company performance.

BENEFITS:                     You will be eligible to participate in the FEI
                              benefit and perquisite programs offered to other
                              Company Executives (see attached for list of standard benefits). Your annual vacation will be four (4) weeks.

SEVERANCE:                    Should FEI terminate you without cause during the
                              first three (3) years of employment, you will be entitled to twelve (12) months of base salary as


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Mr. Vahe Sarkissian
May 14, 1998
Page Three

                              severance, your stock and options will be credited with an additional twelve (12) months of vesting, the loan described above will be forgiven and will be entitled to CEO bonus or incentive compensation for any period of service not covered by an earlier payment

RELOCATION/TEMPORARY
HOUSING: You will be eligible for the Company's executive relocation package and temporary housing cost reimbursement.

OUTSIDE BUSINESS ACTIVITY:    Your role in the existing four companies with
                              which you are associated will be diminished operationally; however, you will still function as a member of their respective boards. [You will continue as Chairman of Surface Interface, Inc.]

I would appreciate your response to this offer letter no later than May 15, 1998 and would like to establish your official date of employment as May 15, 1998.

I look forward to your joining the FEI team and the future success we will enjoy.

                                                     Sincerely yours,

                                                     Dr. Lynwood Swanson
                                                     Chairman

If you agree with the above, please sign on the below stated line and return one copy to FEI and retain one copy for yourself.



---------------------------------
Vahe Sarkissian